Filed pursuant to Rule 424(b)(5)

Registration No. 333-235367

PROSPECTUS SUPPLEMENT

(To prospectus dated December 16, 2019)

3,075,000 American Depositary Shares

Each Representing 40 Ordinary Shares

and 1,145,000 Pre-Funded Warrants each to purchase one American Depositary Share

SAFE-T GROUP LTD.

We are offering 3,075,000 American depositary shares, or ADSs, at a purchase price of $1.40 per ADS. Each ADS represents 40 of our ordinary shares, no par value per share, or our Ordinary Shares.

We are also offering to those purchasers, whose purchase of ADSs in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, 1,145,000 Pre-Funded Warrants, in lieu of the ADSs that would otherwise result in ownership in excess of 4.99% (or at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares. The purchase price of each Pre-Funded Warrant will equal the price per ADS being sold in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant will be $0.001 per ADS. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full. The Pre-Funded Warrants will not be certificated.

The ADSs are listed on the Nasdaq Capital Market under the symbol “SFET.” On July 17, 2020, the last reported sale price of the ADSs on the Nasdaq Capital Market was $1.79 per ADS. The highest aggregate market value of our outstanding ADSs held by non-affiliates within the 60 days prior to this prospectus supplement was approximately $26.7 million. As of the date hereof, we have sold an aggregate of 979,553 ADSs, including ADSs underlying Pre-Funded Warrants, at a total of approximately $2.39 million pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, and have elected to comply with certain reduced public company reporting requirements.

We have retained A.G.P./Alliance Global Partners to act as our placement agent in connection with the offering. The placement agent has agreed to use its “reasonable best efforts” to sell the securities offered by this prospectus supplement and the accompanying prospectus. We have agreed to pay the placement agent fees, in respect of the securities placed by the placement agent, set forth in the table below, which assumes that we sell all of the securities we are offering.

	Per ADS	Per Pre-Funded Warrant	Total
Offering price	$1.40	$1.399	$5,906,855.00
Placement Agent’s fees (1)	$0.098	$0.09793	$413,479.85
Proceeds to us, before expenses	$1.302	$1.30107	$5,493,375.15

(1) See “Plan of Distribution” on page S-15 of this prospectus supplement for more information regarding the placement agent’s compensation.

Investing in our securities, involves a high degree of risk. Before buying our securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-5 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Delivery of the ADSs and the Pre-Funded Warrants is expected to be made against payment therefore on or about July 22, 2020.

A.G.P.

The date of this prospectus supplement is July 20, 2020

S-i

 ABOUT THIS PROSPECTUS

A registration statement on Form F-3 (File No. 333-235367), utilizing a shelf registration process relating to the securities described in this prospectus supplement, was declared effective on December 16, 2019. Under that shelf registration statement, of which this prospectus supplement is a part, we may, from time to time, sell up to an aggregate of $20 million of the ADSs and other securities. Other than ADSs and Pre-Funded Warrants being sold pursuant to this offering, we have sold an aggregate of 979,553 ADSs, including ADSs underlying Pre-Funded Warrants, at a total of approximately $2.39 million, under that shelf registration statement. We sometimes refer to the ADSs and Pre-Funded Warrants as the “securities” throughout this prospectus supplement.

This document contains two parts. The first part is this prospectus supplement, which describes the terms of this offering of the ADSs and Pre-Funded Warrants, and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated herein and therein by reference. The second part is the accompanying prospectus, which gives more general information about us, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated herein or therein by reference, the information in this prospectus supplement will control; provided, that if any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. In addition, this prospectus supplement and the accompanying prospectus do not contain all of the information provided in the registration statement that we filed with the SEC that contains the accompanying prospectus (including the exhibits to the registration statement). For further information about us, you should refer to that registration statement, which you can obtain from the SEC as described elsewhere in this prospectus supplement under “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.” You may obtain a copy of this prospectus supplement, the accompanying prospectus and any of the documents incorporated by reference without charge by requesting it from us in writing or by telephone at the following address or telephone number: Safe-T Group Ltd., 8 Abba Eban Avenue, Herzliya, 4672526 Israel. Attention: Shai Avnit, Chief Financial Officer, telephone number: +972-9-8666110.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, and you must not rely upon any information or representation not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful. We are offering to sell, and seeking offers to buy, our securities offered hereby only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

On September 26, 2019, our shareholders approved a reverse split of our share capital by a ratio of up to 20:1, to be effective at the ratio and date to be determined by our Board of Directors. On October 2, 2019, our Board of Directors resolved that the final ratio will be 20:1, to be effective on the Nasdaq Capital Market on October 21, 2019, or the Reverse Split. All descriptions of our share capital herein, including share amounts and per share amounts, are presented after giving effect to the Reverse Split, and are subject to change based on the rounding of fractional shares

In this prospectus supplement, “we,” “us,” “our,” the “Company” and “Safe-T” refer to Safe-T Group Ltd. and its wholly owned subsidiaries, NetNut Ltd., or NetNut, an Israeli corporation, and Safe-T Data A.R Ltd., an Israeli corporation, and its wholly owned subsidiary, Safe-T USA Inc., a Delaware corporation. References to “Ordinary Shares” mean our Ordinary Shares, no par value.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, starting on page S-5 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the financial statements and notes thereto and the other information incorporated by reference herein and therein, before making an investment decision.

Overview

We are a provider of Zero-Trust Access solutions that mitigate attacks on enterprises’ business-critical services and sensitive data, while ensuring uninterrupted business continuity. Safe-T’s cloud and on-premises solutions ensure that the organization’s access practices, whether into the organization or from the organization out to the internet, are secured according to the philosophy of Zero-Trust, “validate first, access later.” This means that no one is trusted by default from inside or outside the network, and verification is required from everyone trying to gain access to resources on the network or in the cloud.

With Safe-T’s patented reverse access technology and proprietary routing technology, organizations of all sizes and types can secure their data, services and networks against internal and external threats. Our reverse access technology allows the “reverse movement” of communication, and is designed to reduce the need to store sensitive data in the demilitarized zone, and to open ports in the organizations’ firewall, thus enabling secure access to networks and services, and provides strong perimeter security. At Safe-T, we empower enterprises to safely migrate to the cloud and enable digital transformation. Safe-T’s Zero+ family of secure access solutions reduces organizations’ attack surface and improves their ability to defend against modern cyberthreats.

Also, we offer our Secure Internet Access service network which currently generates most of our revenues. The service is based on partnership agreements and technology which enables our customers to access the internet through tens of internet service provider networks and twelve points of presence across major internet exchange points globally. The service’s performance and scalability are enhanced by our proprietary proxy traffic optimization and routing technology.

THE OFFERING

ADSs offered by us	3,075,000 ADSs representing 123,000,000 Ordinary Shares.

Pre-Funded Warrants offered by us	Pre-funded warrants to purchase up to 1,145,000 ADSs representing 45,800,000 Ordinary Shares.

Ordinary Shares to be outstanding after this offering	726,103,611 Ordinary Shares (includes Ordinary Shares represented by ADSs and assuming the full exercise of the Pre-funded Warrants).

The ADSs

Each ADS represents 40 of our Ordinary Shares, no par value. The ADSs may be evidenced by American Depositary Receipts, or ADRs.

The depositary bank, or the Depositary, will be the holder of the Ordinary Shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the Depositary and owners and beneficial owners of ADSs from time to time.

To better understand the terms of the ADSs, you should carefully read the section in the accompanying prospectus entitled “Description of the American Depositary Shares.” We also encourage you to read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement that includes this prospectus supplement.

The Pre-Funded Warrants

1,145,000 Pre-Funded Warrants to purchasers whose purchase of ADSs in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, in lieu of ADSs that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares. The Pre-Funded Warrant will have an exercise price of $0.001 per ADS, will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Pre-Funded Warrants will not be certificated.

Offering price	The offering price is $1.40 per ADS.

Use of proceeds

We expect to receive approximately $5.5 million in net proceeds, after deducting estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes, and for pursuing strategic opportunities, including, but not limited to, strategic acquisitions.

In addition, pursuant to their compensation arrangements and subject to approval of our shareholders, our Active Chairman, Chen Katz, and Chief Executive Officer, Shachar Daniel, will each be entitled to a cash bonus equal to 1% of the gross proceeds of this offering.

See “Use of Proceeds” on page S-9 of this prospectus supplement.

Depositary	The Bank of New York Mellon.

Risk factors	Investing in the ADSs involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the risks you should carefully consider before deciding to invest in the ADSs.

Listing	Our ADSs are listed on the Nasdaq Capital Market under the symbol “SFET.” The Pre-Funded Warrants are not listed on any securities exchange and we do not expect to list the Pre-Funded Warrants on Nasdaq, the Tel Aviv Stock Exchange, or TASE, or any other national securities exchange or any other recognized trading system, and we do not expect a market to develop.

Unless otherwise stated, all information in this prospectus supplement is based on 557,303,611 Ordinary Shares (approximately 13,932,591 ADSs) outstanding as of July 19, 2020, and does not include the following as of that date:

●	295,549,049 Ordinary Shares (approximately 7,388,726 ADSs) issuable upon the exercise of warrants with a weighted average exercise price per share of $0.0748 (or $2.99 per ADS);

●	Up to 2,237,813 Ordinary Shares (approximately 55,945 ADSs) issuable to the former NetNut shareholders in connection with earn-out payments in connection with the NetNut acquisition at a price per share of NIS 4.06 (approximately $1.18) (or $47.11 per ADS);

●	842,924 Ordinary Shares (approximately 21,073 ADSs) issuable upon the exercise of options to directors, employees and consultants under our Safe-T Group Global Equity Plan, or the Global Equity Plan, outstanding as of such date, at a weighted average exercise price of $1.11 per Ordinary Share, of which 837,393 were vested as of such date; and

●	88,771,795 Ordinary Shares (approximately 2,219,295 ADSs) reserved for future issuance under our Global Equity Plan.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described below and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, specifically those risks described in our annual report on Form 20-F for the year ended December 31, 2019, or the 2019 Annual Report, together with all of the other information appearing in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein, including in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and become material. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus supplement under the caption “Note Regarding Forward-Looking Statements” below.

Risks Related to this Offering

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We intend to use the net proceeds from the sale of securities under this prospectus supplement for working capital and general corporate purposes, and for pursuing strategic opportunities, including, but not limited to, strategic acquisitions. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways with which you would agree. It is possible that the net proceeds will be invested in a way that does not yield us a favorable, or any, return. The failure of our management to use the net proceeds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Investors in this offering will incur immediate dilution from the offering price.

Because the price per ADS being offered is higher than our net negative tangible book value per ADS, you will suffer immediate dilution in the net tangible book value of the ADSs you purchase in this offering. After giving effect to the sale of 3,075,000 ADSs in this offering at an offering price of $1.40 per ADS and 1,145,000 of Pre-Funded Warrants at an offering price of $1.399 per warrant, and based on the net negative tangible book value of our ADSs as of March 31, 2020, if you purchase ADSs in this offering, you will suffer immediate dilution of $0.64 per ADS with respect to the net tangible book value of the ADSs.

A substantial number of our Ordinary Shares, underlying the offered ADSs, will be sold in this offering, and we may sell or issue additional ADSs or Ordinary Shares in the future, which could cause the price of the ADSs to decline.

Pursuant to this offering, we will sell 3,075,000 ADSs and 1,145,000 Pre-Funded Warrants and the underlying Ordinary Shares represented thereby will equal approximately 30% of our outstanding Ordinary Shares as of July 19, 2020. This sale and any future issuances or sales of a substantial number of ADSs or Ordinary Shares in the public market or otherwise, or the perception that such issuances or sales may occur, could adversely affect the price of the ADSs. We have issued a substantial number of Ordinary Shares in connection with the exercise of warrants and options to purchase our Ordinary Shares, and in the future we may issue additional shares in connection with the exercise of existing warrants or options, which are eligible for, or may become eligible for, unrestricted resale. Any sales or registration of such shares in the public market or otherwise could reduce the prevailing market price for the ADSs, as well as make future sales of equity securities by us less attractive or not feasible, thus limiting our capital resources.

We may need additional financing in the future. We may be unable to obtain additional financing or if we obtain financing it may not be on terms favorable to us. You may lose your entire investment.

Based on our current plans, we believe our existing cash and cash equivalents, along with cash generated from this offering, will be sufficient to fund our operating expense and capital requirements for at least 12 months from the date of this prospectus, although there is no assurance of this and we may need additional funds in the future. If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds. We may be unable to obtain additional funds through financing activities, and if we obtain financing it may not be on terms favorable to us. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities. If we must cease or reduce our operating activities, you may lose your entire investment.

The price of the ADSs may be volatile.

The market price of the ADSs has fluctuated in the past. Consequently, the current market price of the ADSs may not be indicative of future market prices, and we may be unable to sustain or increase the value of your investment in the ADSs.

There is no public market for the Pre-Funded Warrants being offered by us in this offering.

We do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

The Pre-Funded Warrants are speculative in nature.

Pre-Funded Warrants offered by us in this offering do not confer any rights of ownership of ordinary shares or ADSs on their holders, such as voting rights or the right to receive dividends, but only represent the right to acquire ADSs at a fixed price. Specifically, commencing on the date of issuance, holders of the Pre-Funded Warrants may exercise their right to acquire ADSs and pay an exercise price per ADS of $0.001, subject to adjustment upon certain events.

Holders of our -Funded Warrants will have no rights as shareholders until such holders exercise their Warrants or Pre-Funded Warrants and acquire our ADSs.

Until holders of the Pre-Funded Warrants acquire our ADSs upon exercise of the Pre-Funded Warrants, holders of the Pre-Funded Warrants will have no rights with respect to our ADSs or Ordinary Shares underlying such warrants. Upon exercise of the Pre-Funded Warrants, the holders thereof will be entitled to exercise the rights of a holder of ADSs only as to matters for which the record date occurs after the exercise date.

We do not anticipate paying any dividends.

No dividends have been paid on our Ordinary Shares. We do not intend to pay cash dividends on our Ordinary Shares in the foreseeable future, and anticipate that profits, if any, received from operations will be reinvested in our business. Any decision to pay dividends will depend upon our profitability at the time, cash available and other relevant factors including, without limitation, the conditions set forth in the Israeli Companies Law, or the Companies Law.

You may not have the same voting rights as the holders of our Ordinary Shares and may not receive voting materials in time to be able to exercise the right to vote.

Holders of the ADSs are not be able to exercise voting rights attaching to the Ordinary Shares underlying the ADSs on an individual basis. Instead, holders of the ADSs appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the Ordinary Shares in the form of ADSs. Purchasers of ADSs in this offering may not receive voting materials in time to instruct the depositary to vote, and it is possible that they, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Furthermore, the depositary will not be liable for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise voting rights and may lack recourse if your ADSs are not voted as requested.

You may not receive the same distributions or dividends as those we make to the holders of our Ordinary Shares, and, in some limited circumstances, you may not receive dividends or other distributions on our Ordinary Shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The Depositary for the ADSs has agreed to pay to you any cash dividends or other distributions it or the custodian receives on our Ordinary Shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. Although, as stated above, we do not currently anticipate paying any dividends, if we do, you will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent. However, the Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act of 1933, as amended, or the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend or distribution made in respect of deposited Ordinary Shares may require the approval or license of, or a filing with, a government or an agency thereof, which may be unobtainable. In these cases, the Depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to effect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends or distributions that the Depositary deems an equitable and practicable substitute. We have no obligation to register under U.S. securities laws any ADSs, Ordinary Shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, Ordinary Shares, rights or anything else to holders of ADSs. In addition, the Depositary may withhold from such dividends or distributions its fees and an amount on account of taxes or other governmental charges to the extent the Depositary believes it is required to make such withholding. This means that you may not receive the same distributions or dividends as those we make to the holders of our Ordinary Shares, and, in some limited circumstances, you may not receive any value for such distributions or dividends if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

Holders of ADSs must act through the Depositary to exercise their rights as shareholders of our Company.

Holders of our ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying Ordinary Shares in accordance with the provisions of the Deposit Agreement. Under Israeli law and our articles of association, the minimum notice period required to convene a shareholders meeting is no less than 21 or 35 calendar days, depending on the proposals on the agenda for the shareholders meeting. When a shareholder meeting is convened, holders of ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their Ordinary Shares to allow them to cast their vote with respect to any specific matter. In addition, the Depositary and its agents may not be able to send voting instructions to holders of ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the Depositary to extend voting rights to holders of the ADSs in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the Depositary to vote their Ordinary Shares underlying the ADSs. Furthermore, the Depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our ADSs may not be able to exercise their right to vote and they may lack recourse if their Ordinary Shares underlying the ADSs are not voted as they requested. In addition, in the capacity as a holder of ADSs, they will not be able to call a shareholders’ meeting.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could augur less favorable results to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that owners and holders of ADSs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or the ADSs, including claims under federal securities laws, against us or the Depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the deposit agreement, by a court of the State of New York or a federal court, which have non-exclusive jurisdiction over matters arising under the deposit agreement, applying such law. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and the ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute), none of which we believe are applicable in the case of the deposit agreement or the ADSs. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or owner of ADSs or by us or the Depositary of compliance with any provision of the federal securities laws. If you or any other holder or owner of ADSs brings a claim against us or the Depositary in connection with matters arising under the deposit agreement or the ADSs, you or such other holder or owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and / or the Depositary. If a lawsuit is brought against us and/or the Depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in a different outcome than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.

Risks Related to Our Business

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our products. As our industries expand and more patents are issued, the risk increases that our products may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to designs or methods related to the use of our products. There may be currently pending patent applications that may later result in issued patents that our products may infringe. In addition, third parties may obtain patents in the future and claim that the use of our technologies infringes upon these patents.

If any third-party patents were held by a court of competent jurisdiction to cover aspects of our technologies, products, business methods or services, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product or service unless we obtain a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our products. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

On June 11, 2020, Luminati Networks Ltd. filed an action alleging infringement of patent against several companies, including against our wholly owned subsidiary, NetNut Ltd. The action was filed in the United States District Court, Eastern District of Texas, Marshal Division. The complaint was served on us June 30, 2020.   Litigation may result and be necessary to defend against these claims. There can be no assurance that we will prevail in any legal proceedings instituted by Luminati Networks Ltd., or that such proceedings will not have a material adverse effect on our business, financial condition or results of operations.

We may be subject to a future litigation in connection with an alleged breach of certain provisions of the Share and Asset Purchase Agreement with NetNut.

On April 4, 2019, we entered into a share and asset purchase agreement, or the Share and Asset Purchase Agreement, with NetNut, pursuant to which we acquired 100% of the fully diluted share capital of NetNut. In connection with the Share and Asset Purchase Agreement, we were required to transfer $300,000 to NetNut prior to June 15, 2019, for the purposes of its business and activities as a wholly-owned subsidiary of the Company. In addition, we accounted for earnout payment based on the provisions of the Share and Asset Purchase Agreement, or the Earnout Amount, as well as a provision for a potential compensation to NetNut’s former shareholders due to the breach. On June 25, 2020, we entered into a settlement and release of claims agreement, or the Settlement Agreement, with certain former shareholders of NetNut, or the Settling Shareholders, consisting of the vast majority of the former shareholders of NetNut, pursuant to which we agreed to make certain payments to the Settling Shareholders in lieu of paying the Earnout Amount. The Settlement Agreement stated, among other things, that it supersedes and terminates any Earnout Amount related provisions in the Share and Asset Purchase Agreement. Additionally, the Settlement Agreement also contained a mutual release among the parties to the Settlement Agreement. Following the entry into the Settlement Agreement, we received a letter on July 1, 2020, from a certain NetNut’s former shareholder that was not a party to the Settlement Agreement, claiming that we had breached certain provisions of the Share and Asset Purchase Agreement. We replied to this letter on July 5, 2020, denying all allegations in the light of the Settlement Agreement and inviting that certain NetNut’s former shareholder to join the Settlement Agreement.  If the abovementioned alleged breach leads to litigation, there can be no assurance that we will prevail in any legal proceedings instituted by that certain former shareholder of NetNut.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus supplement, including documents that we subsequently file with the SEC, contain and will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate” “objective,” “goal,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus supplement and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, anticipated collaborations, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives, are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions, including in many cases decisions or actions by third parties, that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus supplement, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus supplement and supplements to this prospectus (if any) under the caption “Risk Factors,” as well as in our most recent 2019 Annual Report, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement, the documents incorporated by reference herein, and any prospectus supplement.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities offered through this prospectus supplement for working capital and general corporate purposes, and for pursuing strategic opportunities, including, but not limited to, strategic acquisitions. The timing and amount of our actual expenditures will be based on many factors, including timing of the above mentioned activities, and, as of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the net proceeds from this offering. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

OFFER AND LISTING DETAILS

Our Ordinary Shares have been trading on the TASE since January 2000 and currently trade under the symbol “SFET.” The ADSs, each representing 40 of our Ordinary Shares, are listed on the Nasdaq Capital Market under the symbol “SFET.” All of the ADSs, including those offered pursuant to this prospectus supplement, have the same rights and privileges. See “Description of the American Depositary Shares” in the accompanying prospectus.

On July 17, 2020, the last reported sale price of the ADSs on the Nasdaq Capital Market was $1.79 per ADS. The last reported sale price of our Ordinary Shares on the TASE on July 19, 2020 was NIS 0.16, or approximately $0.046 per share (based on the exchange rate reported by the Bank of Israel on such date).

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board of Directors may deem relevant.

Under the Companies Law, we may declare and pay dividends only if, upon the determination of our Board of Directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such earnings criteria, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Payment of dividends may be subject to Israeli withholding taxes. See “Item 10.E—Taxation—Israeli Tax Considerations and Government Programs” in our 2019 Annual Report incorporated by reference herein for additional information.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2020:

●	on an actual basis;

●	on a pro forma basis to give effect to: (i) the conversion of debentures based on their carrying amount as of March 31, 2020 into an aggregate of 953,417 ADSs (38,136,680 Ordinary Shares) under the April 2019 Financing Debentures, on April 1, 2020, at a conversion price per ADS of $3.15; (ii) the issuance of 953,417 ADS Warrants (38,136,680 Ordinary Shares) based on their carrying amount as of March 31, 2020, triggered by the Most Favored Nation Rights clause under the April 2019 Financing Debentures, on April 1, 2020, at an exercise price per ADS of $3.30; (iii) the issuance of 17,133 ADSs (685,320 Ordinary Shares) as interest payment for accrued interest on the April 2019 Financing Debentures (iv) the issuance and sale on April 3, 2020 of 450,000 ADSs at a price of $1.60 per ADS after deducting estimated offering expenses payable by us, as if the offering had occurred on March 31, 2020 (v) the issuance of 858,600 units, each consisting of one ADS and one Warrant to purchase one ADS, or the Units, on April 23, 2020 at the public offering price of $1.10 per Unit and 6,777,500 pre-funded Units at the public offering price of $1.099 per pre-funded Unit, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, including $156,000 as lender waiver payment with respect to the April 2019 Financing Debentures, (vi) a $680,000 debt repayment (accounted for based on the carrying amount of the applicable April 2019 Financing Debentures as of March 31, 2020); (vii) the exercise of 6,777,500 pre funded warrants into 6,777,500 ADS (271,100,000 Ordinary Shares) from April 23, 2020 through May 20, 2020, for an aggregate amount of $6,777.50; and (viii) the exercise of 3,059,000 warrants into 3,059,000 ADS (122,360,000 Ordinary Shares) from May 21, 2020 through July 12, 2020, for an aggregate amount of $3,671,000; and

●	on an as adjusted basis to give additional effect to (i) the issuance and sale of 3,075,000 ADSs at a price of $1.40 per ADS and 1,145,000 Pre-Funded Warrants at a price of $1.399 as offered by us in this offering (assuming exercise of the Pre-Funded Warrants), after deducting estimated offering expenses payable by us, as if the offering had occurred on March 31, 2020.

The information in this table should be read in conjunction with and is qualified by reference to the financial information incorporated by reference into this prospectus supplement.

	As of March 31, 2020
U.S. dollars in thousands	Actual	Pro Forma	Pro Forma As Adjusted

Cash and cash equivalents	2,870	13,822	19,297
Convertible debentures	4,431	-	-
Derivative financial instruments	822	1,423	1,423

Shareholders’ equity:
Share capital	-	-	-
Share premium	53,003	66,206	70,188
Other capital reserve	12,835	14,582	16,075
Accumulated deficit	(62,004)	(62,172)	(62,172)
Total shareholders’ equity	3,834	18,616	24,091
Total capitalization	3,834	18,616	24,091

Unless otherwise stated, all information in this prospectus supplement is based on 557,303,611 Ordinary Shares (approximately 13,932,591 ADSs) outstanding as of July 19, 2020, and does not include the following as of that date:

●	295,549,049 Ordinary Shares (approximately 7,388,726 ADSs) issuable upon the exercise of warrants with a weighted average exercise price per share of $0.0748 (or $2.99 per ADS);

●	Up to 2,237,813 Ordinary Shares (approximately 55,945 ADSs) issuable to the former NetNut shareholders in connection with earn-out payments in connection with the NetNut acquisition at a price per share of NIS 4.06 (approximately $1.18) (or $47.11 per ADS);

●	842,924 Ordinary Shares (approximately 21,073 ADSs) issuable upon the exercise of options to directors, employees and consultants under our the Global Equity Plan, outstanding as of such date, at a weighted average exercise price of $1.11 per Ordinary Share, of which 837,393 were vested as of such date; and

●	88,771,795 Ordinary Shares (approximately 2,219,295 ADSs) reserved for future issuance under our Global Equity Plan.

 DILUTION

If you invest in the Securities, you will experience immediate dilution to the extent of the difference between the offering price of the ADSs and the Pre-Funded Warrants in this offering and the net tangible book value per ADS immediately after the offering. At March 31, 2019, we had a net negative tangible book value of $6,596,000 corresponding to a net negative tangible book value of $0.09 per Ordinary Share, or $3.64 per ADS (using the ratio of 40 Ordinary Shares to one ADS). Net negative tangible book value per share or per ADS represents the amount of our total tangible assets less our total liabilities, divided by 72,426,312, the total number of Ordinary Shares at March 31, 2020 (including shares resulting from the exercise of warrants and pre-funded warrants on April 1, 2020), or 1,810,658, the approximate total number of ADSs that would represent such total number of shares based on a share-to-ADS ratio of 40-to-one.

Also, at March 31, 2020, on pro-forma basis taking into account: (i) the conversion of debentures based on their carrying amount as of March 31, 2020 into an aggregate of 953,417 ADSs (38,136,680 Ordinary Shares) under the April 2019 Financing Debentures, on April 1, 2020, at a conversion price per ADS of $3.15; (ii) the issuance of 953,417 ADS Warrants (38,136,680 Ordinary Shares) based on their carrying amount as of March 31, 2020, triggered by the Most Favored Nation Rights clause under the April 2019 Financing Debentures, on April 1, 2020, at an exercise price per ADS of $3.30; (iii) the issuance of 17,133 ADSs (685,320 Ordinary Shares) as interest payment for accrued interest on the April 2019 Financing Debentures (iv) the issuance and sale on April 3, 2020 of 450,000 ADSs at a price of $1.60 per ADS after deducting estimated offering expenses payable by us, as if the offering had occurred on March 31, 2020 (v) the issuance of 858,600 units, each consisting of one American Depositary Share and one Warrant to purchase one American Depositary Share, or the Units, on April 23, 2020 at the public offering price of $1.10 per Unit and 6,777,500 pre-funded Units at the public offering price of $1.099 per pre-funded Unit, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, including $156,000 as lender waiver payment with respect to the April 2019 Financing Debentures, as if the sale of the Units had occurred on March 31, 2020, and (vi) a $680,000 debt repayment (accounted for based on the carrying amount of the applicable April 2019 Financing Debentures as of March 31, 2020); (vii) the exercise of 6,777,500 pre funded warrants into 6,777,500 ADS (271,100,000 Ordinary Shares) from April 23, 2020 through May 20, 2020, for an aggregate amount of $6,777.50; and (viii) the exercise of 3,059,000 warrants into 3,059,000 ADS (122,360,000 Ordinary Shares) from May 21, 2020 through July 12, 2020, for an aggregate amount of $3,670,800; we had a pro-forma net tangible book value of $8,174,000 corresponding to a pro-forma net tangible book value of $0.01 per Ordinary Share, or $0.59 per ADS.

After giving effect to the issuance and sale of 3,075,000 ADSs and 1,145,000 Pre-Funded Warrants (assuming exercise of the Pre-Funded Warrants) offered by us in this offering at a price of $1.40 per ADS and $1.399 per Pre-Funded Warrant, and after deducting the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value estimated at March 31, 2020 would have been approximately $13.66 million, representing $0.02 per Ordinary Share, or $0.76 per ADS. This represents an immediate increase in the pro forma as adjusted net tangible book value of $0.004 per Ordinary Share or $0.17 per ADS to existing shareholders and an immediate dilution in net tangible book value of $0.02 per Ordinary Share or $0.64 per ADS to purchasers of ADSs in this offering. Dilution for this purpose represents the difference between the price per ADS paid by these purchasers and pro forma net tangible book value per ADS immediately after the completion of this offering.

The following table illustrates this dilution on a per ADS basis:

Offering price per ADS		$1.40
Net negative tangible book value per ADS	$(3.64)
Increase in net negative tangible book value per ADS due to the conversion of debentures, issuance of debenture warrants, debentures repayment, issuance of ADSs and Units and Pre-funded Units and the exercise of pre-funded warrants and warrants	$4.23
Pro-forma net tangible book value per ADS	$0.59
Increase in pro-forma as adjusted net tangible book value per ADS attributable to existing shareholders	0.17
Pro-forma as adjusted net tangible book value per ADS		(0.76)
Dilution in net tangible book value per ADS attributed to purchasers of ADSs in this offering		0.64

  Unless otherwise stated, all information in this prospectus supplement is based on 557,303,611 Ordinary Shares (approximately 13,932,591 ADSs) outstanding as of July 19, 2020, and does not include the following as of that date:

●	295,549,049 Ordinary Shares (approximately 7,388,726 ADSs) issuable upon the exercise of warrants with a weighted average exercise price per share of $0.0748 (or $2.99 per ADS);

●	Up to 2,237,813 Ordinary Shares (approximately 55,945 ADSs) issuable to the former NetNut shareholders in connection with earn-out payments in connection with the NetNut acquisition at a price per share of NIS 4.06 (approximately $1.18) (or $47.11 per ADS);

●	842,924 Ordinary Shares (approximately 21,073 ADSs) issuable upon the exercise of options to directors, employees and consultants under our the Global Equity Plan, outstanding as of such date, at a weighted average exercise price of $1.11 per Ordinary Share, of which 837,393 were vested as of such date; and

●	88,771,795 Ordinary Shares (approximately 2,219,295 ADSs) reserved for future issuance under our Global Equity Plan.

To the extent that outstanding options or warrants are exercised or we issue additional Ordinary Shares under our equity incentive plans, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current and future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to the holders of our Ordinary Shares and ADSs.

PLAN OF DISTRIBUTION

 We have entered into a placement agency agreement, dated as of July 20, 2020, with A.G.P./Alliance Global Partners. Subject to the terms and conditions contained in the placement agency agreement, the placement agent has agreed to act as placement agent in connection with the sale of the ADSs and Pre-Funded Warrants.

The placement agent may engage selected dealers to assist in the placement of the ADSs and Pre-Funded Warrants. The placement agent is not purchasing or selling any of the ADSs or Pre-Funded Warrants offered by us under this prospectus supplement and the accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. The placement agent has agreed to use reasonable best efforts to arrange for the sale of the ADSs and Pre-Funded Warrants.  There is no required minimum number of securities that must be sold as a condition to completion of this offering. The purchase price for the ADSs and Pre-Funded Warrants has been determined based upon arm’s-length negotiations between the investors and us.

The placement agency agreement provides that the obligations of the placement agent and the investors of the ADSs are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary legal opinions and letters. The placement agency agreement also provides that we will indemnify the placement agent against specified liabilities, including liabilities under the Securities Act. Under the placement agency agreement, we have agreed not to enter into any agreement to issue or announce the issuance or proposed issuance of any ordinary share equivalents for a period of 60 days following the closing of the offering.

We have entered into a securities purchase agreement directly with each investor in connection with this offering, and we will only sell to investors who have entered into the securities purchase agreement.  Under the securities purchase agreements, we have agreed not to enter into any agreement to issue or announce the issuance or proposed issuance of any ADSs, ordinary shares or ordinary share equivalents for a period of 60 days following the closing of the offering, subject to certain customary exceptions. We currently anticipate that the closing of the sale of the ADSs offered hereby will be completed on or about July 22, 2020, subject to customary closing conditions.

Upon closing, we will deliver to each investor delivering funds the number of ADSs purchased by such investor through the facilities of The Depository Trust Company.

Our officers and directors have entered into lock-up agreements pursuant to which these individuals have agreed, subject to specified exceptions, not to sell or transfer any of our securities during a period ending three months after the closing of the offering.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by the placement agent and any profit realized on the resale of the ADSs sold by the placement agent while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of ADSs by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Commissions and Expenses

	Per ADS	Per Pre-Funded Warrant	Total
Offering price	$1.40	$1.399	$5,906,855.00
Placement Agent’s fees	$0.098	$0.09793	$413,479.85
Proceeds to us, before expenses	$1.302	$1.30107	$5,493,375.15

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 7% of the gross proceeds to us from the sale of the securities in the offering. We have also agreed to reimburse the placement agent for its legal fees in connection with this offering in an amount of up to $20,000. The placement agent has agreed to reimburse issuer expenses incurred in connection with the offering in an amount equal to up to 2.5% of the offering, which may be netted at the closing.

We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees, will be approximately $160,000, which includes legal and printing costs, various other fees and the reimbursement of the placement agent expenses.

Listing

Our ADSs are listed on the Nasdaq Capital Market under the trading symbol “SFET.”

Depositary Agent

The Depositary for the ADSs to be issued in this offering is The Bank of New York Mellon.

Foreign Regulatory Restrictions on Purchase of Securities Offered Hereby Generally

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the securities offered by this prospectus supplement and accompanying prospectus, or the possession, circulation or distribution of this prospectus supplement and accompanying prospectus or any other material relating to us or the securities offered hereby in any jurisdiction where action for that purpose is required. Accordingly, the securities offered hereby may not be offered or sold, directly or indirectly, and neither of this prospectus supplement and accompanying prospectus nor any other offering material or advertisements in connection with the securities offered hereby may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL MATTERS

Certain legal matters governed by Israeli law will be passed upon for us by Lipa Meir & Co., Tel Aviv, Israel. Some legal matters under United States law relating to any offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York.

EXPERTS

The financial statements of Safe-T Group Ltd. incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1(d) to the financial statements) of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of NetNut Ltd. included in Exhibit 99.1 of Safe-T Group Ltd.’s Report on Form 6-K dated September 11, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1(c) to the financial statements) of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Annual Report on Form 20-F for the year ended December 31, 2019, filed on March 31, 2020 (File No. 001-38610);

●	The IFRS financial information included in the registrant’s Reports on Form 6-K furnished to the Commission March 31, 2020 and May 27, 2020.

●	Reports on Form 6-K filed on April 6, 2020, April 10, 2020, April 20, 2020, April 21, 2020, April 27, 2020 (with respect to the first and second paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), May 20, 2020 (with respect to the first and second paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), May 27, 2020; June 17, 2020, June 22, 2020, June 29, 2020 and July 6, 2020.

●	The description of our Ordinary Shares and ADSs contained in our registration statement on Form 8-A (File No. 001-38610), as amended, filed under the Exchange Act, as updated by Exhibit 2(d) to our Annual Report on Form 20-F for the year ended December 31, 2019, and including any further amendment or report filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus supplement and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus supplement.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Safe-T Group Ltd., 8 Abba Eban Avenue, Herzliya, 4672526 Israel. Attention: Shai Avnit, Chief Financial Officer, telephone number: +972-9-8666110.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement is part of a registration statement on Form F-3 that we filed with the SEC relating to the securities offered by this prospectus supplement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus supplement to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov. We maintain a corporate website at http://safe-t.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

PROSPECTUS

$20,000,000

 SAFE-T GROUP LTD.

American Depositary Shares Representing Ordinary Shares, Warrants and Units offered by the Company

We may offer and sell from time to time in one or more offerings up to a total amount of $20,000,000 of American Depositary Shares, or ADSs, warrants or units, which we collectively refer to as the “securities.” Each ADS represents forty of our ordinary shares, no par value. Each time we sell securities pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with each offering. Any prospectus supplement and related free writing prospectuses may also add, update or change information contained in the prospectus. You should read this prospectus, any applicable prospectus supplement and related free writing prospectuses, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in the securities.

The ADSs are traded on the Nasdaq Capital Market under the symbol “SFET.”

Investing in the securities involves a high degree of risk. Risks associated with an investment in the securities will be described in any applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, or SEC, as described in “Risk Factors” on page 3.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, or through a combination of such methods, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of the securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of the securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2019

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time up to an aggregate of $20,000,000 of the securities in one or more offerings.

Each time we sell securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with such offering. The prospectus supplement and any related free writing prospectuses may also add, update or change information contained in this prospectus. You should read carefully both this prospectus, the applicable prospectus supplement and any related free writing prospectus together with additional information described below under “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information” before buying the securities being offered.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us or the securities, you should refer to that registration statement, which you can obtain from the SEC as described below under “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement and related free writing prospectuses. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement or related free writing prospectuses is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, “we,” “us,” “our,” the “Company” and “Safe-T” refer to Safe-T Group Ltd. and its wholly owned subsidiaries, NetNut Ltd., an Israeli corporation, and Safe-T Data A.R Ltd., an Israeli corporation, and its wholly owned subsidiary, Safe-T USA Inc., a Delaware corporation. References to “Ordinary Shares” mean our Ordinary Shares, no par value.

OUR COMPANY

We develop and market Zero Trust Access solutions which mitigate attacks on enterprises’ business-critical services and sensitive data, while ensuring full business continuity. We ensure all access use cases of the organization, whether into the organization or out to the internet, are secured according to Zero Trust concepts of ‘validate first, access later.’ Our wide range of access solutions reduces our customers’ attack surface, and allows for smooth and efficient traffic flow, empowering enterprises to safely migrate to the cloud and enables digital transformation. Our patented Reverse-Access technology, and proprietary routing technology, help secure data, services, and networks from internal and external threats.

We believe that our innovative products create strong perimeter security as a result of our patented Reverse-Access technology. Reverse-Access is an innovative and unique technology, providing for “reverse movement” of communication, and is designed to reduce the need to store sensitive data in the demilitarized zone, and to open ports in an organization’s firewall, thus enabling secure access to networks and services.

Following our acquisition of NetNut Ltd., or NetNut, we launched our Secure Internet Access service. Our Secure Internet Access service network is based on partnership agreements and technology which enables its customer to access the internet through tens of internet service provider networks and 12 points of presence across major internet exchange points globally. The service’s performance and scalability are enhanced by NetNut’s proprietary proxy traffic optimization and routing technology.

The Secure Internet Access service is a global internet protocol, or IP, Proxy Network, or IPPN, service for business customers. It enables businesses to gather data over the internet using residential IP addresses from various localities around the world. The Secure Internet Access service supports a wide variety of use cases and provides several significant benefits to its business users. For example, cyber and web intelligence companies can collect data anonymously and infinitely from any public online source, advertising or ad networks can view their advertisers’ landing pages anonymously to ensure they do not contain malware or improper advertising, online retailers can gather comparative pricing information from competitors, and businesses may utilize these addresses to test their websites from different cities in the world.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under Item 3.D. - “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the SEC, contain and will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate” “objective,” “goal,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, anticipated collaborations, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives, are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions, including in many cases decisions or actions by third parties, that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus (if any) under the caption “Risk Factors,” as well as in our most recent Annual Report on Form 20-F, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the U.S. Securities and Exchange Commission, or the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus, the documents incorporated by reference herein, and any prospectus supplement.

Selected Financial Data

The selected consolidated financial data for the fiscal years set forth in the table below have been derived from our consolidated financial statements and notes thereto. We derived the selected data under the captions “Consolidated Statements of Profit or Loss” for the years ended December 31, 2018 and 2017, and “Consolidated Statements of Financial Position Data” as of December 31, 2018 and 2017 from the audited consolidated financial statements included our Annual Report on Form 20-F for the year ended December 31, 2018. We derived the selected data under the captions “Consolidated Statements of Profit or Loss” for the nine months ended September 30, 2019, and “Consolidated Statements of Financial Position” as of September 30, 2019 from our unaudited interim condensed consolidated financial results as of September 30, 2019, included in our Report on Form 6-K filed on November 27, 2019. The selected financial data should be read in conjunction with our consolidated financial statements, and are qualified entirely by reference to such consolidated financial statements. Other financial and operating data contains unaudited information that is not derived from our consolidated financial statements.

	Year Ended December 31,		Nine Months Ended September 30,
U.S. dollars in thousands, except share and per share data	2017	2018	2018	2019
Consolidated Statements of Profit or Loss:
Revenues	1,096	1,466	1,003	2,170
Cost of revenues	583	791	607	1,020
Gross profit	513	675	396	1,150
Research and development expenses, net	1,608	2,414	1,637	1,936
Selling and marketing expenses	4,051	5,542	4,269	2,687
General and administrative expenses	2,150	1,925	1,367	2,457
Contingent consideration measurement	-	-	-	223
Listing expenses	-	-	-	-
Total operating expenses	7,809	9,881	7,273	7,303
Operating loss	(7,296)	(9,206)	(6,877)	(6,153)
Finance income (expenses), net	1,984	(2,541)	(1,642)	4,415
Loss before taxes on income	(5,312)	(11,747)	(8,519)	(1,738)
Tax benefit (taxes on income), net	(1)	(6)	(3)	32
Net loss	(5,313)	(11,753)	(8,522)	(1,706)
Basic loss per Ordinary Share *	(5.76)	(6.66)	(6.29)	(0.22)
Diluted loss per Ordinary Share *	(5.76)	(6.99)	(6.55)	(0.42)

*	Adjusted retrospectively to reflect a 20:1 reverse share split of our Ordinary Shares effective as October 21, 2019

	As of December 31,		As of September 30,
U.S. dollars in thousands	2017	2018	2019
Consolidated Statements of Financial Position:
Cash and cash equivalents	3,514	3,717	973
Total assets	5,927	6,368	16,263
Total non-current liabilities	1,215	1,060	3,257
Accumulated deficit	(37,936)	(49,689)	(51,395)
Total shareholders’ equity	3,141	3,710	8,042

capitalization

The following table sets forth our capitalization as of September 30, 2019. The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus.

U.S. dollars in thousands	As of September 30, 2019 (Unaudited)

Cash and cash equivalents	973
Convertible debentures	1,699
Derivative financial instruments	-

Shareholders’ equity:
Ordinary shares	-
Share premium	47,424
Other equity reserves	12,013
Accumulated deficit	(51,395)
Total shareholders’ equity	8,042
Total capitalization	8,042

USE OF PROCEEDS

Unless otherwise set forth in the related prospectus supplement or, if applicable, the pricing supplement, we intend to use the net proceeds from the sale of securities offered through this prospectus for general corporate purposes, which include financing our operations, capital expenditures and business development. The specific purpose of any individual issuance of securities will be described in the related prospectus supplement.

DESCRIPTION OF SECURITIES

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below.

We may sell from time to time, in one or more offerings, ADSs, warrants to purchase ADSs and units comprising any combination of these securities.

In this prospectus, we refer to the ADSs, warrants to purchase ADSs and units that may be offered by us collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $20,000,000.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

As of December 4, 2019, our authorized share capital consisted of 250,000,000 Ordinary Shares, no par value per share, of which 45,611,542 Ordinary Shares (representing 1,140,288 ADSs) were issued and outstanding as of such date, which number assumes the exercise of 1,431 warrants to purchase 1,431 ADSs (representing 57,240 Ordinary Shares) currently outstanding with a nominal exercise price per share, and which are exercisable in perpetuity. All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our registration number with the Israeli Registrar of Companies is 511418477.

On September 26, 2019, our shareholders approved a reverse split of our share capital by a ratio of up to 20:1. On October 2, 2019, our Board of Directors resolved that the final ratio will be 20:1, which became effective on the Nasdaq Capital Market on October 21, 2019. All descriptions of our share capital herein, including share amounts and per share amounts, are presented after giving effect to the Reverse Split, and are subject to change based on the rounding of fractional shares.

Purposes and Objectives of the Company

Our purpose is set forth in our articles of association and includes every lawful purpose.

The Powers of the Directors

Our Board of Directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our Board of Directors may exercise all powers that are not required under the Companies Law or under our articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our articles of association, our Board of Directors is divided into three classes with staggered three-year terms, in a manner that each director, except external directors, serves for a term of three years, and holds office until the annual general meeting of our shareholders for the year in which his or her term expires, unless (i) he or she is removed by a 65% majority of the shareholders voting on such matter at an annual meeting of our shareholders, provided that such majority constitutes more than 50% of the our then issued and outstanding share capital or (ii) upon the occurrence of certain events, in accordance with the Companies Law and our articles of association. Pursuant to our articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our articles of association allow our Board of Directors to appoint directors to fill vacancies and/or as an addition to the Board of Directors (subject to the maximum number of twelve directors) to serve for the remaining period of time during which the director whose service has ended would have held office, or in case of an addition to the Board of Directors, in accordance with the class assigned to such appointed director, as determined by the Board of Directors at the time of such appointment. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law. See “Item 6.C— Management—Board Practices—External Directors” in our 2018 Annual Report incorporated by reference herein for additional information.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of Directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of Directors may call special meetings whenever it sees fit and upon the request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (ii) 5% or more of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and forty days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	the exercise of our Board of Director’s powers by a general meeting if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law and our articles of association require that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 15% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

Adoption of Resolutions

Our articles of association provide that the resolutions amending provisions of the articles related to the staggered board of directors and the composition of the board, as well as a resolution to dismiss a director in office, will require an affirmative vote of 65% of the voting power represented at a general meeting and voting thereon, provided that such majority constitutes more than 50% of our then issued and outstanding share capital. Other than that, and unless otherwise required under the Companies Law, all resolutions of our shareholders require a simple majority vote. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities.

Provisions Restricting Change in Control of Our Company

Our articles of association provide for a staggered board of directors, which mechanism may delay, defer or prevent a change of control of the Company. Other than that, there are no specific provisions of our articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or our Subsidiary).

However, as described below, certain provisions of the Companies Law may have such delaying, deferring or preventing effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, considering the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, registered and delivered the ADSs. Each ADS represents forty Ordinary Shares (or a right to receive forty Ordinary Shares) deposited with either the principal Tel Aviv office of the Bank Hapoalim or Leumi bank, as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having unregistered ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in the Depositary Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders, and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our amended and restated articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs).

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property.

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates.

$0.05 (or less) per ADS.	Any cash distribution to ADS holders.

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs.	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders.

$0.05 (or less) per ADSs per calendar year.	Depositary services.

Registration or transfer fees.	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares.

Expenses of the depositary.	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement). Converting foreign currency to U.S. dollars.

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes.	As necessary.

Any charges incurred by the depositary or its agents for servicing the deposited securities.	As necessary.

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADS to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement, or for any;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the Depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the Depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ADSs. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement or other evidence. Any series of warrants may be issued under a separate warrant agreement, which may be entered into between us and a warrant agent specified in an applicable prospectus supplement relating to a particular series of warrants. Any such warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We may also choose to act as our own warrant agent. We will set forth further terms of the warrants and any applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

●	the title of the warrants;

●	the aggregate number of the warrants;

●	exchange distributions and/or secondary distributions;

●	the number of securities purchasable upon exercise of the warrants;

●	the designation and terms of the securities, if any, with which the warrants are issued, and the number of the warrants issued with each such offered security;

●	the date, if any, on and after which the warrants and the related securities will be separately transferable;

●	the price at which, and form of consideration for which, each security purchasable upon exercise of the warrants may be purchased;

●	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	the manner in which the warrants may be exercised, which may include by cashless exercise;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

●	the terms of any rights to redeem or call the warrants;

●	any provisions for changes to or adjustments in the exercise price or number of ADSs issuable upon exercise of the warrants;

●	information with respect to book-entry procedures, if any;

●	if applicable, a discussion of the material Israeli and U.S. income tax considerations applicable to the issuance or exercise of such warrants;

●	the anti-dilution and adjustment of share capital provisions of the warrants, if any;

●	the minimum or maximum amount of the warrants which may be exercised at any one time;

●	any circumstances that will cause the warrants to be deemed to be automatically exercised; and

●	any other material terms of the warrants.

Amendments and Supplements to Warrant Agreement

We and any warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer rights, see “Where You Can Find Additional Information.”

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. As specified in the applicable prospectus supplement, we may issue units consisting of our ADSs, warrants or any combination of such securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date. The applicable prospectus supplement will describe:

●	the terms of the units and of the ADSs and/or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units or any arrangement with an agent that may act on our behalf in connection with the unit offering;

●	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

●	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable units agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable units agreement if we offer units, see “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following methods from time to time:

●	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	exchange distributions and/or secondary distributions;

●	through put or call option transactions relating to the securities;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	to one or more underwriters for resale to the public or to investors;

●	through agents;

●	directly to purchasers, including our affiliates, through a specific bidding or auction process, on a negotiated basis or otherwise;

●	to or through one or more underwriters on a firm commitment or best efforts basis;

●	to the extent we are eligible, in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	directly to a purchaser pursuant to what is known as an “equity line of credit” as described below;

●	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions; or

●	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

●	a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to prevailing market prices; or

●	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

●	the name or names of any agents, dealers or underwriters;

●	the purchase price of the securities being offered and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	the public offering price;

●	any discounts or concessions allowed or re-allowed or paid to dealers; and

●	any securities exchanges or markets on which such securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may also sell securities pursuant to an “equity line of credit”. In such event, we will enter into a purchase agreement with the purchaser to be named therein, which will be described in a Report on Form 6-K that we will file with the SEC. In that Form 6-K, we will describe the total amount of securities that we may require the purchaser to purchase under the purchase agreement and the other terms of purchase, and any rights that the purchaser is granted to purchase securities from us. In addition to our issuance of ADSs to the equity line purchaser pursuant to the purchase agreement, this prospectus (and the applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part) also covers the resale of those shares from time to time by the equity line purchaser to the public. The equity line purchaser will be considered an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Its resales may be effected through a number of methods, including without limitation, ordinary brokerage transactions and transactions in which the broker solicits purchasers and block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction. The equity line purchaser will be bound by various anti-manipulation rules of the SEC and may not, for example, engage in any stabilization activity in connection with its resales of our securities and may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Certain legal matters governed by Israeli law will be passed upon for us by Lipa Meir & Co., Tel Aviv, Israel. Some legal matters under United States law relating to any offering will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York.

EXPERTS

The financial statements of Safe-T Group Ltd. incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the company’s ability to continue as a going concern as described in Note 1(c) to the financial statements) of Kesselman& Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of NetNut Ltd. included in Exhibit 99.1 of Safe-T Group Ltd.’s Report on Form 6-K dated September 11, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the company’s ability to continue as a going concern as described in Note 1(c) to the financial statements) of Kesselman& Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses related to the filing of the registration statement of which this prospectus forms a part, all of which will be paid by us. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.

SEC registration fee	$2,596
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Miscellaneous	2,404
Total	$20,000

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Annual Report on Form 20-F for the year ended December 31, 2018, filed on March 26, 2019 (File No. 001-38610);

●	The IFRS financial statements included in the registrant’s Reports on Form 6-K furnished to the Commission on March 26, 2019, June 13, 2019, and November 27, 2019;

●	Reports on Form 6-K filed on March 28, 2019, April 2, 2019, April 8, 2019, April 9, 2019, April 10, 2019, April 11, 2019, April 15, 2019, May 1, 2019, May 13, 2019, May 16, 2019, May 23, 2019, May 28, 2019, June 13, 2019, June 20, 2019, June 25, 2019, June 26, 2019, July 1, 2019, July 2, 2019, July 18, 2019, July 24, 2019, July 29, 2019, August 1, 2019, August 21, 2019, August 29, 2019, August 30, 2019, September 9, 2019 (with respect to the first, second and third paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), September 12, 2019, September 23, 2019, September 25, 2019, September 26, 2019, October 3, 2019 (with respect to the first through third paragraphs, the fifth paragraph and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), October 7, 2019, October 17, 2019, November 1, 2019, November 12, 2019, and December 4, 2019; and

●	The description of our Ordinary Shares and ADSs contained in the registrant’s registration statement on Form 8-A (File No. 001-38610), as amended, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: Safe-T Group Ltd., 8 Abba Eban Avenue, Herzliya, 4672526 Israel. Attention: Shai Avnit, Chief Financial Officer, telephone number: +972-9-8666110.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC relating to the securities offered by this prospectus, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov. We maintain a corporate website at http://safe-t.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Lipa Meir & Co, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

3,075,000 American Depositary Shares and 1,145,000 Pre-Funded Warrants

Each Representing 40 Ordinary Shares

SAFE-T GROUP LTD.

PROSPECTUS

July 20, 2020